As filed with the Securities and Exchange Commission on November 8, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BGC Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	86-3748217
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Merkel

Executive Vice President, General Counsel and Assistant Corporate Secretary

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Leland S. Benton

Howard A. Kenny

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Ave., NW

Washington, DC 20004

(202) 739-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PROSPECTUS

BGC GROUP, INC.

4.375% Senior Notes due 2025

8.000% Senior Notes due 2028

6.600% Senior Notes due 2029

This prospectus of BGC Group, Inc., which we refer to as “BGC Group,” “BGC,” the “Company,” “we,” “us,” or “our,” may be used by our affiliate, Cantor Fitzgerald & Co., which we refer to as “CF&Co,” in connection with offers and sales by CF&Co of:

•	our 4.375% Senior Notes due 2025 (CUSIP No. 088929 AB0), which we refer to as the “2025 Notes,”

•	our 8.000% Senior Notes due 2028 (CUSIP No. 088929 AC8), which we refer to as the “2028 Notes,” and

•	our 6.600% Senior Notes due 2029 (CUSIP No. 05555L AB7), which we refer to as the “2029 Notes,”

in market-making transactions. Market-making transactions in the 2025 Notes, the 2028 Notes, and the 2029 Notes, which we refer to collectively as the “Notes,” may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale or at related or negotiated prices. In these transactions, CF&Co may act as principal or agent, including as agent for the counterparty in a transaction in which CF&Co acts as principal, or as agent for both counterparties in a transaction in which CF&Co does not act as a principal. CF&Co may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of ours may also engage in market-making transactions of this kind and may use this prospectus for that purpose.

We will not receive any proceeds from these market-making transactions.

Neither CF&Co, nor any of our other affiliates, has any obligation to make a market in our Notes, and CF&Co, or any such other affiliate, may discontinue market-making activities at any time without notice.

The Notes are not listed on any exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 4 of this prospectus, as well as the risks described under “Special Note on Forward-Looking Information” and under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we refer to as the “SEC,” and any updates to those risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference, our business, financial condition, results of operations and prospects might have changed.

i

ABOUT THIS PROSPECTUS

This prospectus and the documents incorporated by reference herein include important information about us, the Notes, this offering, and other information you should know before investing. You should read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Documents Incorporated by Reference.”

Terms used in this prospectus, unless otherwise defined herein, have the meanings set forth in the “Glossary of Terms, Abbreviations and Acronyms” section of our latest Annual Report on Form 10-K filed with the SEC, which we refer to as the “Glossary,” and any updates to the Glossary or any new Glossary contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

This prospectus incorporates by reference market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data. This prospectus and the information incorporated herein by reference include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

ii

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere or incorporated by reference in this prospectus. Please see the sections titled “Where You Can Find More Information” and “Documents Incorporated by Reference.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 4 of this prospectus, as well as the “Risk Factors” and “Risk Factor Summary” sections of our latest Annual Report on Form 10-K filed with the SEC, and any updates to those risks included in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate herein other than as specified.

The Company

We are a leading global marketplace, data, and financial technology services company that specializes in the trade execution of a broad range of products, including fixed income securities such as government bonds, corporate bonds, and other debt instruments, as well as related interest rate derivatives and credit derivatives. Additionally, we provide brokerage services across foreign exchange, energy, commodities, shipping, equities, and futures and options. Our business also provides network and connectivity solutions, market data and related information services, trade compression and other post-trade services.

Our integrated platform is designed to provide flexibility to customers with regard to price discovery, trade execution and transaction processing, as well as accessing liquidity through our platforms, for transactions executed either over the counter or through an exchange. Through our electronic brands, we offer several trade execution, market infrastructure and connectivity services, as well as post-trade services.

Our clients include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, and investment firms. BGC is a global operation with offices across all major geographies, including New York and London, as well as in Bahrain, Beijing, Bogota, Brisbane, Cape Town, Chicago, Copenhagen, Dubai, Dublin, Frankfurt, Geneva, Hong Kong, Houston, Johannesburg, Madrid, Manila, Melbourne, Mexico City, Miami, Milan, Monaco, Nyon, Paris, Perth, Rio de Janeiro, Santiago, São Paulo, Seoul, Shanghai, Singapore, Sydney, Tel Aviv, Tokyo, Toronto, Wellington, and Zurich.

Executive Offices

Our executive offices are located at 499 Park Avenue, New York, New York 10022, while our international headquarters are located at 5 Churchill Place, Canary Wharf, London E14 5RD, United Kingdom.

Our telephone number is (212) 610-2200. Our website is located at www.bgcg.com, and our e-mail address is info@bgcg.com. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus (except for SEC filings expressly incorporated herein).

The Offering

The summary below describes the principal terms and conditions of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the Notes. For purposes of this portion of the Summary, references to the “Company,” “we,” “our” and “us” refer only to BGC Group, Inc., and not to our subsidiaries.

Issuer	BGC Group, Inc.

Notes Offered	$288,153,000 aggregate principal amount of 2025 Notes.

$347,227,000 aggregate principal amount of 2028 Notes.

$500,000,000 aggregate principal amount of 2029 Notes.

Maturity Date	The 2025 Notes will mature on December 15, 2025.

The 2028 Notes will mature on May 25, 2028.

The 2029 Notes will mature on June 10, 2029.

Ranking

The Notes are our senior unsecured obligations and rank equally in right of payment with each other and with all of our existing and future senior unsecured debt and senior in right of payment to our debt that is expressly subordinated to the Notes, if any. The Notes rank effectively junior to our secured debt to the extent of the value of the assets securing such debt. The Notes are also structurally subordinated to all debt and other liabilities and commitments (including trade payables) of our subsidiaries.

The indentures and supplemental indentures pursuant to which the Notes were issued do not limit the amount of debt that we or our subsidiaries may incur. We have agreed in the applicable supplemental indenture for each series of Notes to the net proceeds from the initial offering of such series of Notes (after deducting the initial purchasers’ discount and expenses payable by us in connection with the initial offering of such series of Notes) or an equivalent amount to make loans to our subsidiaries pursuant to one or more promissory notes. So long as the Notes of a particular series are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the initial offering of the Notes of such series (or if less, the aggregate principal amount of the Notes of such series then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the Notes of such series, and (3) such promissory notes shall have terms not later than the maturity date of the Notes of such series; provided, that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time. We further agreed that for so long as the Notes remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the Notes in one transaction, or a series of related transactions, that is in excess of $50.0 million will be subject to a similar covenant.

Interest and Payment Dates	Interest on the 2025 Notes accrues at a rate of 4.375% per annum. Interest on the 2025 Notes is payable semi-annually in arrears on June 15 and December 15 of each year.

Interest on the 2028 Notes accrues at a rate of 8.000% per annum. Interest on the 2028 Notes is payable semi-annually in arrears on May 25 and November 25 of each year.

Interest on the 2029 Notes accrues at a rate of 6.600% per annum. Interest on the 2029 Notes is payable semi-annually in arrears on June 10 and December 10 of each year, commencing December 10, 2024.

The interest rates payable on the 2025 Notes, 2028 Notes and 2029 Notes will be subject to adjustment from time to time based on the debt rating assigned by specific rating agencies to each of the Notes. See “Description of the Notes—Interest Rate Adjustment Based on Rating Events.”

Optional Redemption

We may redeem some or all of the 2025 Notes at any time or from time to time for cash (i) prior to September 15, 2025, at the “make-whole” redemption prices set forth under “Description of the Notes—Optional Redemption,” and (ii) on or after September 15, 2025, at 100% of the principal amount of such 2025 Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem some or all of the 2028 Notes at any time or from time to time for cash (i) prior to April 25, 2028, at the “make-whole” redemption prices set forth under “Description of the Notes—Optional Redemption,” and (ii) on or after April 25, 2028, at 100% of the principal amount of such 2028 Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

We may redeem some or all of the 2029 Notes at any time or from time to time for cash (i) prior to May 10, 2029, at the “make-whole” redemption prices set forth under “Description of the Notes—Optional Redemption,” and (ii) on or after May 10, 2029, at 100% of the principal amount of such 2029 Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Change of Control; Offer to Repurchase	If a Change of Control Triggering Event described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event” occurs, we must offer to repurchase the Notes for cash at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event.”

Use of Proceeds	We will not receive any of the proceeds from the market-making activities in our Notes by CF&Co or any of our other affiliates pursuant to this prospectus.

Trustee	The trustee for the 2025 Notes and the 2028 Notes is UMB Bank, N.A. The trustee for the 2029 Notes is Wilmington Trust, National Association.
Governing Law	The indentures, the supplemental indentures and the Notes themselves are governed by the laws of the State of New York without regard to conflict of laws principles thereof.

Risk Factors	Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 4 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. We incorporate by reference into this prospectus the “Risk Factor Summary” section of our latest Annual Report on Form 10-K filed with the SEC, which we refer to as the “Risk Factor Summary,” and any updates to the Risk Factor Summary contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all of which we incorporate by reference herein other than as specified.

RISK FACTORS

In addition to the other information included in this prospectus, you should carefully consider the risks described under “Special Note on Forward-Looking Information,” “Risk Factors” and “Risk Factor Summary” set forth in our most recent Annual Report on Form 10-K, and any updates to those risks contained in our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC that are incorporated by reference in this prospectus, other than as specified, and the following risks, before investing in the Notes.

The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market prices of the Notes. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market prices of the Notes could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Notes

The Notes are structurally subordinated to the obligations of our subsidiaries and effectively junior to any secured indebtedness, and this may limit our ability to satisfy our obligations under the Notes.

The Notes are our senior unsecured obligations and rank equally with each other and all of our other indebtedness that is not expressly subordinated to the Notes.

We conduct substantially all of our operations through our subsidiaries. We do not have any material assets other than our direct and indirect ownership in the equity of our operating subsidiaries. As a result, our cash flow and our ability to service our debt, including the Notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. Certain regulatory requirements and debt and security agreements entered into by our subsidiaries contain or may contain various restrictions, including restrictions on payments by our subsidiaries to us and the transfer by our subsidiaries of assets pledged as collateral. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of our subsidiaries, we, as an equity owner of such subsidiary, and therefore holders of our debt, including the Notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and any preferred equity holders.

The Notes are also effectively subordinated to any secured indebtedness we may incur to the extent of the value of the collateral securing such indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures such secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the Notes, until such secured indebtedness is satisfied in full.

There are limited covenants and protections in the indentures and supplemental indentures.

While the indentures and the supplemental indentures governing the Notes contain terms and conditions intended to provide protection to holders upon the occurrence of certain events involving significant corporate transactions, these terms and conditions are limited and may not be sufficient to protect an investment in the Notes. For example, there are no financial covenants in the indentures or the supplemental indentures. As a result, we are not restricted under the terms and conditions of the Notes from entering into transactions that could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or our credit ratings or associated outlooks, or otherwise adversely affect the holders of the Notes.

As described under “Description of the Notes—Offer to Repurchase Upon a Change of Control Triggering Event,” upon the occurrence of a Change of Control Triggering Event holders are entitled to require us to repurchase their Notes at 101% of their principal amount. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us, recapitalizations or “going private” transactions by our affiliates) that could negatively affect the value of the Notes. A change of control transaction under the supplemental indentures may only occur if there is a change in the controlling interest in us. For a Change of Control Triggering Event to occur there must be not only a change of control transaction as defined in the supplemental indentures, but also a ratings downgrade resulting from such transaction. If we were to enter into a significant corporate transaction that negatively affected the value of the Notes, but did not constitute a Change of Control Triggering Event, holders would not have any rights to require us to repurchase the Notes prior to their maturity, which would also adversely affect their investment.

Ratings of the Notes may not reflect all risks of an investment in the Notes, and changes in our credit ratings or associated outlooks could adversely affect the market prices of the Notes.

Our long-term debt is currently rated by four nationally recognized statistical rating organizations. A debt rating is not a recommendation to purchase, sell or hold the Notes. Moreover, a debt rating does not reflect all risks of an investment in the Notes and does not take into account market price or suitability for a particular investor.

The market prices of the Notes are based on a number of factors, including our ratings and associated outlooks with major rating agencies. Rating agencies revise their ratings and associated outlooks for the companies that they follow from time to time, and our ratings and associated outlooks may be revised or withdrawn in their entirety at any time. We cannot be sure that rating agencies will maintain their current ratings and associated outlooks. We undertake no obligation to maintain the ratings and associated outlooks or to advise holders of the Notes of any change in ratings or associated outlooks. A negative change in our ratings or associated outlooks could have an adverse effect on the market prices or liquidity of the Notes, and could increase the interest rates payable on the Notes.

Changes in the credit markets could adversely affect the market prices of the Notes.

The market prices of the Notes are based on a number of factors, including the prevailing interest rates being paid by other companies similar to us and the overall condition of the financial markets.

The condition of the credit markets and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Notes.

There may not be an active trading market for the Notes, which could adversely affect the price of the Notes in the secondary market and your ability to resell the Notes should you desire to do so.

We do not intend to apply for listing of the Notes on any securities exchange, and there may not be an active trading market for any of the Notes.

We cannot make any assurance as to:

●	the existence of an active trading market for the Notes;

●	the liquidity of any trading market that may exist;

●	the ability of holders to sell their Notes; or

●	the price at which the holders would be able to sell their Notes.

Neither CF&Co, nor any of our other affiliates, has any obligation to make a market in our Notes, and CF&Co or any such other affiliate may discontinue market-making activities at any time without notice.

The trading market for and the future market prices of the Notes will depend on many factors, including prevailing interest rates, our credit ratings and associated outlooks published by the rating agencies that rate our indebtedness, the market for similar securities and our operating performance and financial condition. If an active trading market for the Notes does exist, there is no assurance that it will continue. If an active trading market for the Notes does not exist or does not continue, the market prices and liquidity of the Notes are likely to be adversely affected, and Notes traded after their purchase may trade at a discount from their purchase price.

We may not be able to repurchase the Notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the Notes as described under “Description of the Notes—Optional Redemption,” holders of Notes will have the right to require us to repurchase all or any part of their Notes at a price in cash equal to 101% of the then-outstanding aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase. If we experience a Change of Control Triggering Event, we can offer no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase any or all of the Notes should any holder elect to cause us to do so. Our failure to repurchase the Notes as required would result in a default under the applicable indenture and supplemental indenture for each series of Notes, which in turn could result in defaults under agreements governing certain of our other indebtedness, including the acceleration of the payment of any borrowings thereunder, and have material adverse consequences for us and the holders of the Notes.

USE OF PROCEEDS

We will not receive any of the proceeds from the market-making activities in our Notes by CF&Co or any of our other affiliates pursuant to this prospectus.

DESCRIPTION OF THE NOTES

We issued the 2025 Notes and the 2028 Notes under an indenture, dated as of October 6, 2023, as supplemented, in the case of the 2025 Notes, by the Second Supplemental Indenture thereto, dated as of October 6, 2023, and in the case of the 2028 Notes, by the Third Supplemental Indenture thereto, dated as of October 6, 2023, in each case that we, as issuer, entered into with UMB Bank, N.A., as trustee (the “UMB Trustee”). We issued the 2029 Notes under an indenture, dated as of June 10, 2024, as supplemented by the First Supplemental Indenture thereto, dated as of June 10, 2024, that we, as issuer, entered into with Wilmington Trust, National Association, as trustee (the “WTNA Trustee” and together with the UMB Trustee, the “Trustees” and each, a “Trustee”).

Each of the aforementioned indentures and supplemental indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The statements made in this section relating to the Notes are summaries of the material provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Notes, the applicable indenture and supplemental indenture, including the definitions therein of certain terms. You should read these documents carefully to fully understand the terms and conditions of the Notes because they, and not this description, will define your rights as holders of the Notes.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Notes and applicable indenture and supplemental indenture. In this description, the terms the “Company,” “we,” “us” and “our” refer only to BGC Group, Inc. and not to any of its subsidiaries.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the applicable indenture and supplemental indenture.

Each of the 2025 Notes, the 2028 Notes, and the 2029 Notes is referred to herein as a “series of Notes” or the “Notes.”

General

The Notes are our senior unsecured obligations and rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The 2025 Notes, the 2028 Notes, and the 2029 Notes will mature on December 15, 2025, May 25, 2028 and June 10, 2029, respectively, unless previously redeemed or repurchased in full by us as provided below under “—Optional Redemption” or “—Offer to Repurchase Upon a Change of Control Triggering Event.”

The 2025 Notes bear interest at the rate of 4.375% per annum from June 15, 2023, to the stated maturity or date of earlier redemption. Interest on the 2025 Notes is payable semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2023, to the persons in whose names such 2025 Notes are registered at the close of business on the immediately preceding June 1 and December 1 (whether or not a business day), respectively.

The 2028 Notes bear interest at the rate of 8.000% per annum from May 25, 2023, to the stated maturity or date of earlier redemption. Interest on the 2028 Notes is payable semi-annually in arrears on each May 25 and November 25, commencing on November 25, 2023, to the persons in whose names such 2028 Notes are registered at the close of business on the immediately preceding May 10 and November 10 (whether or not a business day), respectively.

The 2029 Notes bear interest at the rate of 6.600% per annum from December 10, 2024, to the stated maturity or date of earlier redemption. Interest on the 2029 Notes will be payable semi-annually in arrears on each June 10 and December 10, commencing on December 10, 2024, to the persons in whose names such 2029 Notes are registered at the close of business on the immediately preceding May 26 and November 25 (whether or not a business day), respectively.

See “—Interest Rate Adjustment Based on Rating Events” below for a description of how the interest rate of the Notes is subject to certain adjustments from time to time based on the credit ratings assigned to the 2029 Notes by specific rating agencies.

Interest payments in respect of each series of Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the date of issue, if no interest has been paid or duly provided for with respect to the applicable series of Notes), to, but excluding, the applicable interest payment date or stated maturity date or date of early redemption, as the case may be. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The principal and interest (including any additional interest), if any, on the Notes will be payable through The Depository Trust Company, which we refer to as the “Depository,” as described under “—Book-Entry System” and “—Same-Day Funds Settlement and Payment.”

If an interest payment date or the stated maturity date or date of early redemption of a series of Notes falls on a Saturday, Sunday or other day on which banking institutions in The City of New York, or, in the case of the 2029 Notes, the place of payment, are authorized or obligated by law or executive order to close, the required payment due on such date will instead be made on the next business day. No further interest will accrue as a result of such delayed payment.

We issued the 2025 Notes, the 2028 Notes, and the 2029 Notes initially in aggregate principal amounts of $288,153,000, $347,227,000, and $500,000,000 respectively. The indentures and supplemental indentures do not limit the aggregate principal amount of the debt securities which we may issue thereunder and provide that we may issue debt securities thereunder from time to time in one or more series. We may, from time to time, without the consent of or notice to holders of the Notes, issue and sell additional debt securities ranking equally and ratably with any series of the Notes in all respects and having the same terms and conditions as the applicable series (other than the issue date, and to the extent applicable, issue price, initial date of interest accrual and initial interest payment date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with the applicable series for all purposes, including voting; provided that such additional debt securities are fungible with the previously issued Notes of the applicable series for U.S. federal income tax purposes.

We have agreed in the supplemental indenture for each series of Notes to use the net proceeds from the initial offerings of such Notes, after deducting the initial purchasers’ discount and expenses paid by us in connection with such offering of the Notes, or an equivalent amount to make loans to our subsidiaries pursuant to one or more promissory notes. So long as Notes of a particular series are outstanding, (1) the aggregate principal amount of all such promissory notes shall be not less than the amount of the net proceeds from the offering of the Notes of such series (or if less, the aggregate principal amount of Notes of such series then outstanding), (2) such promissory notes shall bear interest at rates that shall not be less than that borne by the Notes of such series and (3) such promissory notes shall have terms not later than the stated maturity date of the Notes of such series; provided that any transfer of such obligation from one subsidiary to another or any refinancing of any such obligation by another subsidiary shall be permitted from time to time. We further agreed that for so long as the Notes of such series remain outstanding, any indebtedness for borrowed money we incur after the date of original issuance of the Notes of such series in one transaction, or in a series of related transactions, that is in excess of $50.0 million will be subject to a similar covenant.

The Notes have been issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes may be presented for transfer (duly endorsed or accompanied by a written instrument of transfer, if so required by us or the security registrar) or exchanged for other notes (containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount) at the office or agency maintained by us for such purposes (initially the corporate trust office of the applicable Trustee). Such transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Prior to the due presentment of a Note for registration of transfer, we, the applicable Trustee and any other agent of ours or the applicable Trustee may treat the registered holder of such Notes as the owner of such Notes for the purpose of receiving payments of principal of and interest on such Notes and for all other purposes whatsoever. A transferor will also provide or cause to be provided to the applicable Trustee all information necessary to allow such Trustee to comply with any applicable tax reporting obligations, including without limitation any cost-basis reporting obligations under Internal Revenue Code Section 6045. The Trustees may rely on the information provided to them and shall have no responsibility to verify or ensure the accuracy of such information.

Except as described below under “—Offer to Repurchase Upon a Change of Control Triggering Event” and “—Interest Rate Adjustment Based on Rating Events,” the applicable indenture and supplemental indenture for each series of Notes do not contain provisions that would limit our ability to incur unsecured indebtedness or that would afford holders of any series of the Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or the credit rating of each series of the Notes.

The Notes are not entitled to the benefit of any mandatory redemption or sinking fund.

Optional Redemption

Each series of Notes may be redeemed in whole at any time or in part from time to time, at our option, on not less than 10 days’ nor more than 60 days’ notice prior to the date fixed for redemption. Any redemption notice given in respect of a redemption may be subject to the satisfaction of one or more conditions precedent set forth in the notice of redemption.

2025 Notes

If the 2025 Notes are redeemed prior to the date that is three months prior to the stated maturity date for the 2025 Notes (the “2025 Notes Par Call Date”), the redemption price for the Notes to be redeemed will be equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii) the sum of the present values of the Remaining Scheduled Payments (as defined below), plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date. In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Notes Reinvestment Rate.

If the 2025 Notes are redeemed on or after the 2025 Notes Par Call Date, the redemption price for the 2025 Notes to be redeemed will equal 100% of the principal amount of such Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The following terms are relevant to the determination of the redemption price for the 2025 Notes:

“Notes Reinvestment Rate” means 0.5%, or 50 basis points, plus the arithmetic mean (rounded to the nearest one-hundredth of one percent) of the yields displayed for each day in the preceding calendar week published in the most recent Statistical Release under the caption “Treasury constant maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the 2025 Notes Par Call Date as of the date of redemption. If no maturity exactly corresponds to such remaining life to maturity, yields for the two published maturities most closely corresponding to such remaining life to the 2025 Notes Par Call Date shall be calculated pursuant to the immediately preceding sentence and the Notes Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month.

“Remaining Scheduled Payments” means, with respect to any 2025 Notes to be redeemed, (i) the outstanding principal thereof plus (ii) the interest on such principal that would be due after the related redemption date but for such redemption to, but excluding, the 2025 Notes Par Call Date; provided, however, that, if such redemption date is not an interest payment date with respect to the 2025 Notes, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to, but excluding, such redemption date.

“Statistical Release” means that statistical release designated “H.15” or any successor publication that is published daily by the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturities, or, if such statistical release (or a successor publication) is not published at the time of any determination under the indenture governing the 2025 Notes, then such other reasonably comparable index that shall be designated by us. For the purpose of calculating the Notes Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Notes Reinvestment Rate shall be used.

2028 Notes / 2029 Notes

If the 2028 Notes are redeemed prior to the date that is one month prior to the stated maturity of the 2028 Notes (the “2028 Notes Par Call Date”), or the 2029 Notes are redeemed prior to the date that is one month prior to the stated maturity date of the 2029 Notes (the “2029 Notes Par Call Date”), the redemption price (expressed as a percentage of principal amount and rounded to three decimal places) for the Notes to be redeemed will be equal to the greater of (i) 100% of the aggregate principal amount of the Notes to be redeemed or (ii)(a) the sum of the present values of the remaining scheduled payments of principal of the Notes to be redeemed and interest thereon discounted to the redemption date (assuming such Notes matured on the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points in the case of the 2028 Notes and 35 basis points in the case of the 2029 Notes, less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

If the 2028 Notes or 2029 Notes are redeemed on or after the 2028 Notes Par Call Date or 2029 Notes Par Call Date, respectively, the redemption price for such Notes to be redeemed will equal 100% of the principal amount of such Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The following terms are relevant to the determination of the redemption price for the 2028 Notes and the 2029 Notes:

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable (the “Remaining Life”); or

(2)	if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, or, if published, no longer contains the yields for nominal Treasury constant maturities, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date as follows:

(1)	we shall select (a) the United States Treasury security maturing on the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, subject to clause (3) below, or (b) if there is no United States Treasury security maturing on the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, then the United States Treasury security with the maturity date that is closest to the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, subject to clauses (2) and (3) below, as applicable; or

(2)	if there is no United States Treasury security described in clause (1), but there are two or more United States Treasury securities with maturity dates equally distant from the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, one or more with maturity dates preceding the Par Call Date applicable to such Notes and one or more with maturity dates following 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, we shall select the United States Treasury security with a maturity date preceding and closest to the 2028 Notes Par Call Date or 2029 Notes Par Call Date, as applicable, subject to clause (3) below; or

(3)	if there are two or more United States Treasury securities meeting the criteria of the preceding clauses (1) or (2), we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices of such United States Treasury security (expressed as a percentage of principal amount and rounded to three decimal places) at 11:00 a.m., New York City time.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Offer to Repurchase Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the applicable series of Notes as described above, holders of such Notes will have the right to require us to repurchase all or any part (in minimum original principal amounts of $2,000 and integral multiples of $1,000 in excess thereof) of their Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the notes of each series of Notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the then outstanding aggregate principal amount of each series of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but not including the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail a notice to holders of the applicable series of Notes (with a copy to the applicable Trustee) describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the applicable series of Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the applicable series of Notes and the applicable supplemental indenture and described in such notice. We must comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the applicable series of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the applicable series of Notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of such Notes by virtue of such conflicts.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

●	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

●	deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

●	deliver or cause to be delivered to the applicable Trustee the Notes properly accepted together with a certificate executed by us, stating the aggregate principal amount of Notes or portions of Notes being purchased.

We will not be required to make a Change of Control Offer for a series of Notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer for such series in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by us and the third party repurchases all Notes of such series properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the applicable indenture or supplemental indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The change of control feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Notes, but that could increase the amount of our indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings on the Notes.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means that both Rating Agencies (as defined below) shall have ceased to rate the applicable series of Notes at an Investment Grade Rating on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering a possible ratings change). If a Rating Agency is not providing a rating for such Notes at the commencement of any Trigger Period, the applicable series of Notes will be deemed to have ceased to be rated an Investment Grade Rating by such Rating Agency during that Trigger Period.

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the applicable series of Notes when any of the following has occurred:

(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries, our and their respective employee benefit plans and any Permitted Holder, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our capital stock representing, in the aggregate, more than 50% of the voting power of all classes of our capital stock; or

(2)	our liquidation or dissolution or the stockholders of the Company approve any plan or proposal for our liquidation or dissolution; or

(3)	any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of ours to another Person, other than:

●	any transaction:

(i)	that does not result in any reclassification, conversion, exchange or cancellation of our outstanding equity interests; or

(ii)	pursuant to which holders of our outstanding equity interests, immediately prior to the transaction, have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all equity interests entitled to vote generally in elections of directors or managers of the continuing or surviving or successor entity immediately after giving effect to such issuance; or

●	any transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of organization and resulting in a reclassification, conversion or exchange of our outstanding equity interests, if at all, solely into outstanding equity interests of the surviving entity or a direct or indirect parent of the surviving entity; or

●	any conveyance, transfer, sale, lease or other disposition with or into any of our subsidiaries, so long as such conveyance, transfer, sale, lease or other disposition is not part of a plan or a series of transactions designed to or having the effect of merging or consolidating with, or conveying, transferring, selling, leasing or disposing all or substantially all of our properties and assets to, any other Person.

Notwithstanding the foregoing, no Change of Control will be deemed to have occurred in the event any successor issuer of the applicable series of Notes shall be a corporation so long as one or more Permitted Holders shall maintain the beneficial ownership of shares of the capital stock of such successor possessing the voting power under normal circumstances to elect, or one or more Permitted Holders shall have the contractual right to elect, a majority of the directors of such successor corporation. Notwithstanding the foregoing, a transaction will not be deemed to result in a Change of Control if (a) Cantor Fitzgerald, L.P. (“Cantor”) becomes a wholly owned subsidiary of a holding company and (b) the holders of the voting capital stock of such holding company immediately following that transaction are substantially the same as the holders of Cantor’s voting partnership interests immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch or BBB- (or the equivalent) by S&P.

“Permitted Holder” means Howard W. Lutnick, any Person controlled by him or any trust established for Mr. Lutnick’s benefit or for the benefit of his spouse, any of his descendants or any of his relatives, in each case, so long as he is alive and, upon his death or incapacity, any person who shall, as a result of Mr. Lutnick’s death or incapacity, become a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our capital stock by operation of a trust, by will or the laws of descent and distribution or by operation of law.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

“Rating Agencies” means (1) each of Fitch and S&P; and (2) if either Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch or S&P, or both of them, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on each series of the Notes will be subject to adjustments from time to time if each of the Rating Agencies downgrades (or subsequently upgrades) the debt rating assigned to such series of Notes, in the manner described below. For the purposes of this section “Interest Rate Adjustment Based on Rating Events,” the term “Rating Agencies” is defined with respect to each series of the Notes as defined in the section “Offer to Repurchase Upon a Change of Control Triggering Event” above.

If the rating from each of the Rating Agencies of a series of the Notes is downgraded to a rating set forth in the immediately following table (a “Downgrade Event”), the interest rate on such series of Notes will increase such that it will equal the interest rate payable on such series of Notes on the date of the initial issuance thereof plus the percentage set forth opposite the applicable rating from the table below:

Debt Rating (each Rating Agency)	Percentage
BBB- or higher	—%
BB+	0.50%
BB or lower	1.00%

For the avoidance of doubt, any increase in the interest payable on the Notes shall require a decrease in the rating of such series of Notes by each of the Rating Agencies to the relevant threshold ratings set forth above.

If, subsequent to a Downgrade Event, either Rating Agency upgrades its respective rating of such series of the Notes to any of the threshold ratings set forth above, the interest rate on such series of Notes will be decreased such that the interest rate for such series of Notes equals the interest rate payable on such series of Notes on the date of the initial issuance thereof plus the percentage set forth opposite the applicable rating from the table above. For the avoidance of doubt, any decrease in the interest payable on a series of the Notes shall require an upgrade in the rating of such series of Notes by only one of the Rating Agencies to the relevant threshold ratings set forth above.

For so long as (i) only one of the Rating Agencies provides a rating of a series of the Notes or (ii) such series of Notes is not rated by either of the Rating Agencies, the interest rate on such series of Notes will increase such that it will equal the interest rate payable on such series of Notes on the date of the initial issuance thereof plus 1.00%.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If either Rating Agency changes its rating of a series of the Notes more than once during any particular interest period, the last change by such Rating Agency will control for purposes of any interest rate increase or decrease with respect to such series of Notes described above relating to such Rating Agency’s action. We will communicate an increase or decrease to the applicable Trustee in the form of an officer’s certificate under the applicable indenture that will include the new interest rate and the effective date of such interest rate increase or decrease.

If the interest rate payable on a series of the Notes is increased as described above, the term “interest,” as used with respect to such series of Notes, will be deemed to include any such additional interest unless the context otherwise requires.

Certain Covenants

Limitations on Liens on Stock of Subsidiaries

Under the applicable supplemental indenture for each series of the Notes, we covenant that, so long as any of the Notes of such series are outstanding, we will not, and we will not permit any Designated Subsidiary to, create, assume, incur, guarantee or otherwise permit to exist any Indebtedness secured by any mortgage, pledge, lien, security interest or other encumbrance (a “lien”) upon any shares of capital stock of any Designated Subsidiary directly or indirectly held by us (whether such capital stock is now owned or hereafter acquired) without effectively providing concurrently that the applicable series of Notes (and, if we so elect, any other Indebtedness of ours that is not subordinate to such series of Notes and with respect to which the governing instruments of such Indebtedness require us, or pursuant to which we are otherwise obligated, to provide such security) will be secured equally and ratably with, or prior to, such Indebtedness for at least the time period such other Indebtedness is so secured. The foregoing will not apply to liens on the securities of any entity existing at the time it becomes a Designated Subsidiary (and any extensions, renewals or replacements thereof).

For purposes of the indentures, “capital stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including preferred stock, but excluding any debt securities convertible into such equity.

For purposes of the supplemental indentures, the term “Designated Subsidiary” means each of (i) BGC Holdings Merger Sub, LLC, (ii) BGC Partners, Inc., (iii) BGC Global Holdings, L.P., (iv) BGC Partners, L.P., and (v) any other direct or indirect subsidiary now owned or hereafter acquired by us for which (a) the Net Assets constitute, as of the last day of the most recently ended fiscal quarter, 5% or more of our Total Stockholders’ Equity or (b) the net revenues constitute, as of the last day of the most recently ended fiscal quarter, 10% or more of the consolidated net revenues of ours during the most recently ended period of four consecutive fiscal quarters; provided, however, that the following shall not be Designated Subsidiaries:

(1)	any Person in which the Company or any of its subsidiaries does not own sufficient equity or voting interests to elect a majority of the directors (or persons performing similar functions);

(2)	any Person whose financial results would not be consolidated with those of the Company and its consolidated subsidiaries in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”);

(3)	any Person which is a subsidiary of a BGC Group subsidiary, the common equity of which is registered under Section 12(b) or 12(g) of the Exchange Act; and

(4)	any subsidiary of any Person described in clause (1), (2) or (3) above.

The term “Indebtedness” means, without duplication, with respect to any Person, whether or not contingent:

(1)	the principal of and any premium and interest on (a) indebtedness of such Person for money borrowed or (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(2)	all capitalized lease obligations of such Person;

(3)	all obligations of such Person incurred or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any banker’s acceptance, bank guarantees, surety bonds or similar credit transaction; and

(5)	any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described as Indebtedness in clauses (1) through (4) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with U.S. GAAP; provided, however, the term “Indebtedness” includes all of the following items, whether or not any such items would appear as a liability on a balance sheet of such Person prepared in accordance with U.S. GAAP:

(i)	all Indebtedness of others secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of such Person (whether or not such Indebtedness is assumed by such Person);

(ii)	to the extent not otherwise included, any guarantee by such Person of Indebtedness of any other Person; and

(iii)	preferred stock or other equity interests providing for mandatory redemption or sinking fund or similar payments issued by any subsidiary of such Person.

The term “Net Assets” means, with respect to any Person, the excess (if positive) of (a) such Person’s consolidated assets over (b) such Person’s consolidated liabilities, in each case determined in accordance with U.S. GAAP.

The term “Total Stockholders’ Equity” means, as of the date of determination, without duplication, all items which in conformity with U.S. GAAP would be included under total stockholders’ equity on our consolidated statement of financial condition. For the avoidance of doubt, Total Stockholders’ Equity is inclusive of noncontrolling interests in subsidiaries on our consolidated statement of financial condition.

Consolidation, Merger or Sale

We may not consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any Person unless either (a) we will be the continuing entity or (b) the successor entity or Person to which our assets are transferred or leased is an entity organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations on each series of the Notes and under each of the indentures and supplemental indentures. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the applicable indenture shall have occurred and be continuing. Subject to certain exceptions, when the Person to whom our assets are transferred or leased has assumed our obligations under each series of the Notes and the applicable indentures and supplemental indentures, we will be discharged from all our obligations under each series of the Notes and the indentures and supplemental indentures, except in limited circumstances.

This covenant does not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control was structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Modification, Amendment or Waiver

We may from time to time amend or supplement the applicable indenture with respect to any series of Notes and the Notes of such series without the consent of registered holders of such series to, among other things, (i) modify the restrictions on and procedures for resale, attempted resale, and other transfers of the Notes of such series or interests therein to reflect any change in applicable law or regulation (or interpretation thereof) or in practices relating to the resale or transfer of restricted securities generally or (ii) to cure any ambiguity or defect in and to correct or supplement any provision of the applicable indenture or any Note of such series that may be inconsistent with any other provision in the applicable indenture or the Notes of such series, provided, however, that any such cure, correction or supplement shall not adversely affect the interests of the holders of the Notes of such series.

With certain exceptions, we may make modifications and amendments of the applicable indenture and supplemental indenture with respect to any series of Notes with the consent of the registered holders of not less than a majority in aggregate principal amount of the Notes of such series outstanding at the time. Compliance with certain covenants may be waived on behalf of registered holders of Notes of a series, either generally or in a specific instance and either before or after the time for compliance with those covenants, with the consent of holders of not less than a majority in aggregate principal amount of the then outstanding Notes of such series. Nevertheless, without the consent of each registered holder of the Notes affected thereby, no such modification or amendment may, among other things, reduce the principal of or interest on any of the outstanding Notes, extend the stated maturity of the Notes, change the interest payment dates or terms of payment for the Notes, or reduce the percentage of registered holders necessary to modify or amend the indentures and the Notes.

Events of Default

Unless otherwise indicated, the term “Event of Default,” when used in the applicable indenture and supplemental indenture with respect to each series of Notes means any of the following:

●	failure to pay interest (including any additional interest) for 30 days after the date payment on any Note of such series is due and payable;

●	failure to pay principal or premium, if any, on any Note of such series when due, either at maturity, upon any redemption, by declaration or otherwise;

●	a default by us in the payment in respect of any Indebtedness for borrowed money, including obligations evidenced by any mortgage, indenture, bond, debenture, Note, guarantee or similar instrument, in an aggregate principal amount of at least $100 million, beyond any applicable grace period, or default in the performance or compliance with any term respecting such debt, if as a consequence such debt becomes due and payable before its stated maturity, and such default shall not have been rescinded or annulled or such Indebtedness shall not have been discharged and such default continues for a period of 30 consecutive days after written notice to us by the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Notes of such series;

●	failure by us to perform any other covenant (“other covenants”) in the applicable indenture and supplemental indenture or the applicable Note of such series for 90 days after notice that performance was required; or

●	events related to our bankruptcy, insolvency, reorganization or liquidation.

If an Event of Default relating to the payment of interest (including any additional interest) or principal with respect to the Notes of a series has occurred and is continuing, the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Notes of such series may declare the entire principal of the Notes of such series to be due and payable immediately.

If an Event of Default relating to the performance of other covenants occurs and is continuing, and a responsible officer of the applicable Trustee has actual knowledge of such Event of Default, then such Trustee or the holders of not less than 25% in aggregate principal amount of the Notes of a series may declare the entire principal amount of the Notes of such series to be due and payable immediately.

The holders of not less than a majority in aggregate principal amount of the Notes of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences.

If an Event of Default relating to events of our bankruptcy, insolvency, reorganization or liquidation occurs and is continuing, then the principal amount of the Notes of each series outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the applicable Trustee or any holder.

Each indenture imposes limitations on suits brought by holders of Notes against us. Except as provided below, no holder of Notes of a series may institute any action against us under the applicable indenture unless:

●	the holder has previously given to the applicable Trustee written notice of default and continuance of that default;

●	the holders of at least 25% in principal amount of the Notes of such series have requested in writing that the applicable Trustee institute the action;

●	the requesting holders have offered the applicable Trustee security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

●	the applicable Trustee has not instituted the action within 60 days after the request; and

●	the applicable Trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding Notes of such series.

Notwithstanding the foregoing, each holder of Notes of any series has the right, which is absolute and unconditional, to receive payment of the principal of, and premium and interest, if any, on, the Notes when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of Notes.

We will be required to file annually with each Trustee a certificate, signed by an officer of the Company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the applicable indenture.

Discharge, Defeasance and Covenant Defeasance

We can discharge or defease our obligations under the applicable indenture and supplemental indenture with respect to any series of Notes and the Notes of such series as set forth below.

We may discharge our obligations to holders of Notes of any series that have not already been delivered to the applicable Trustee for cancellation and that have become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with such Trustee cash, as trust funds, in an amount certified to be sufficient without reinvestment to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest on, the Notes of such series.

We may also discharge any and all of our obligations to holders of Notes of any series at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any series of Notes and provisions of the applicable indenture and supplemental indenture with respect to such series of Notes, and we may omit to comply with those covenants without creating an Event of Default with respect to such series of Notes (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:

●	we irrevocably deposit with the applicable Trustee cash or U.S. government obligations, as trust funds, in an amount certified to be sufficient by a written opinion of a nationally recognized firm of independent certified public accountants to be sufficient without reinvestment to pay when due (whether at maturity, upon redemption, or otherwise) the principal of, and premium, if any, and interest on all outstanding Notes of the applicable series; and

●	we deliver to the applicable Trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders and beneficial owners of the Notes applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ and beneficial owners’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the Notes of the applicable series, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service or a change in U.S. federal income tax law issued or pronounced after the date of this prospectus.

Although we may discharge or defease our obligations under the applicable indenture and supplemental indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any Notes, to replace any temporary, mutilated, destroyed, lost or stolen Notes or to maintain an office or agency in respect of the Notes or any of our other obligations that expressly survive any defeasance or termination.

Book-Entry System

The certificates representing the Notes of each series have been issued in the form of one or more fully-registered global notes without coupons (each, a “Global Note”) and have been deposited with, or on behalf of, the Depository and registered in the name of Cede & Co., as the nominee of the Depository. Except in limited circumstances, the Notes are not issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual Notes represented thereby, any interests in a Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee of the Depository to a successor depository or any nominee of such successor.

The Depository is under no obligation to provide its services as depositary for the certificates of any series of Notes and may discontinue providing its services at any time. Neither we nor the Trustees will have any responsibility for the performance by the Depository or its direct or indirect participants under the rules and procedures governing the Depository. As noted above, owners of beneficial interests in a Global Note will not receive certificates representing their interests. However, we will prepare and deliver certificates for the Notes of that series in exchange for beneficial interests in a Global Note if:

●	the Depository notifies us that it is unwilling or unable to continue as a depositary for such Global Note of any series or if the Depository ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after the notification or of our becoming aware of the Depository’s ceasing to be so registered, as the case may be;

●	we determine, in our sole discretion, not to have the Notes of any series represented by one or more Global Notes; or

●	an Event of Default has occurred and is continuing with respect to the Notes of any series, and the Depository wishes to exchange such Global Notes for definitive certificated Notes.

Any beneficial interest in a Global Note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for Notes in definitive certificated form registered in the names that the Depository shall direct. It is expected that these directions will be based upon directions received by the Depository from its participants with respect to ownership of beneficial interests in the Global Note.

The Depository has advised us that the Depository is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository holds securities that its participants (“Direct Participants”) deposit with the Depository. The Depository also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depository is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for the Depository, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the Depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly.

Conveyance of notices and other communications by the Depository to Direct Participants, by Direct Participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices shall be sent to the Depository or its nominee. If less than all of the Notes of a series are being redeemed, the Depository will reduce the amount of the interest of Direct Participants in such Notes in accordance with its procedures.

A beneficial owner of Notes of a series shall give written notice to elect to have its Notes repurchased or tendered, through its participant, to the applicable Trustee and shall effect delivery of such Notes by causing the Direct Participant to transfer the participant’s interest in such Notes, on the Depository’s records, to such Trustee. The requirement for physical delivery of Notes in connection with a repurchase or tender will be deemed satisfied when the ownership rights in such Notes are transferred by Direct Participants on the Depository’s records and followed by a book-entry credit of such Notes to the applicable Trustee’s Depository account. In connection with any proposed transfer outside of the book-entry only system, there shall be provided to the applicable Trustee all information necessary to allow such Trustee to comply with any applicable tax reporting obligations, including without limitation any cost-basis reporting obligations under Internal Revenue Code Section 6045. The Trustees may rely on the information provided to them and shall have no responsibility to verify or ensure the accuracy of such information.

In any case where a vote may be required with respect to the Notes of any series, neither the Depository nor Cede & Co. will give consents for or vote such global debt securities. Under its usual procedures, the Depository will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal of and premium, if any, and interest, if any, on a Global Note will be paid to Cede & Co., as nominee of the Depository. The Depository’s practice is to credit Direct Participants’ accounts on the relevant payment date unless the Depository has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of the Depository or us, subject to any legal requirements in effect from time to time. Payment of principal, premium, if any, and interest, if any, to Cede & Co. is our responsibility, disbursement of payments to Direct Participants is the responsibility of the Depository, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

The rules applicable to the Depository and its Direct Participants are on file with the SEC. The information in this section concerning the Depository and the Depository’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Funds Settlement and Payment

All payments of principal, premium if any, and interest in respect of Notes in book-entry form will be made by us in immediately available funds to the accounts specified by the Depository.

Governing Law

The indentures, the supplemental indentures and the Notes are governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in that state.

Concerning the Trustees

UMB Bank, N.A. is the trustee for the indenture governing the 2025 Notes and the 2028 Notes and serves as the registrar and paying agent for such Notes. We maintain corporate trust relationships in the ordinary course of business with the UMB Trustee.

Wilmington Trust, National Association is the trustee for the indenture governing the 2029 Notes and serves as the registrar and paying agent for such Notes. We maintain relationships in the ordinary course of business with the WTNA Trustee. An affiliate of the WTNA Trustee currently serves as a co-syndication agent and as a joint lead arranger and joint bookrunner under our Revolving Credit Agreement.

PLAN OF DISTRIBUTION

This prospectus may be used by CF&Co, our affiliate, in connection with offers and sales of the Notes in market-making transactions in the Notes. Market-making transactions may occur in the open market or may be privately negotiated at prevailing market prices at the time of sale or at related or negotiated prices. In these transactions, CF&Co may act as principal or agent, including as agent for the counterparty in a transaction in which CF&Co acts as principal, or as agent for both counterparties in a transaction in which CF&Co does not act as principal. CF&Co may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of ours may also engage in market-making transactions of this kind and may use this prospectus for that purpose. CF&Co, or any of our other affiliates, will conduct these offers and sales in compliance with the requirements of the Financial Industry Regulatory Authority (“FINRA”), including FINRA Rule 5121, regarding a FINRA member firm’s offers and sales of securities of an affiliate and related conflicts of interest. CF&Co, or any of our other affiliates, may not make sales to any discretionary account pursuant to this prospectus unless it has received prior specific written approval of the transaction from the discretionary account holder.

The 2029 Notes in the aggregate principal amount of $1.8 million under CUSIP No. 05555L AA9 that were sold in the initial offering of such notes and not tendered to us by the holders thereof in our exchange offer registered on Form S-4 which expired on September 27, 2024 will be covered by this market-making prospectus only after they are freely tradable in the hands of the holder.

We will not receive any proceeds from these market-making transactions.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Neither CF&Co, nor any of our other affiliates, has any obligation to make a market in the Notes, and CF&Co, or any such other affiliate, may discontinue market-making activities at any time without notice.

LEGAL MATTERS

The validity of the Notes offered and sold pursuant to this prospectus has been passed upon for us by Morgan, Lewis & Bockius LLP, Washington, District of Columbia.

EXPERTS

The consolidated financial statements and schedule of BGC Group, Inc. appearing in BGC Group, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2023, and the effectiveness of BGC Group, Inc.’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public from the SEC’s website at www.sec.gov.

Our website address is www.bgcg.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D with respect to our securities filed on behalf of Cantor, CF Group Management, Inc., the general partner of Cantor, our directors and our executive officers; and amendments to those documents. Our website also contains additional information with respect to our industry and business. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus (except for SEC filings expressly incorporated herein).

DOCUMENTS INCORPORATED BY REFERENCE

We “incorporate by reference” the documents listed below. The information that we incorporate by reference is considered to be part of this prospectus. Specifically, we incorporate by reference:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024;

●	Our Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on April 26, 2024;

●	Our Definitive Proxy Statement for its 2024 Annual Meeting of Stockholders, filed with the SEC on August 2, 2024;

●	BGC Group’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 9, 2024, August 8, 2024, and November 8, 2024, respectively;

●	BGC Group’s Current Reports on Form 8-K, filed with the SEC on February 14, 2024 (other than as indicated therein), March 12, 2024, April 30, 2024, April 30, 2024 (other than as indicated therein) June 4, 2024, June 10, 2024, June 28, 2024 (other than as indicated therein), July 30, 2024 (other than as indicated therein), August 26, 2024, September 17, 2024, October 22, 2024, and October 31, 2024 (other than as indicated therein); and

●	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offerings contemplated hereby.

Any statement contained in this prospectus, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded to the extent that a statement contained herein, or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may obtain copies of these documents, at no cost to you, from our website (www.bgcg.com), or by writing or telephoning us at:

Investor Relations

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

(212) 610-2426

BGC GROUP, INC.

4.375% Senior Notes due 2025

8.000% Senior Notes due 2028

6.600% Senior Notes due 2029

PART II

Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the offering of the securities being registered, all of which will be paid by BGC Group, Inc. (the “Registrant”). All amounts are estimates except the Securities and Exchange Commission (the “SEC”) registration fee.

Amount
SEC registration fee	$0
Printing and engraving expenses	2,500
Legal fees and expenses	35,500
Accounting fees and expenses	20,000
Transfer agent and registrar fees and expenses	10,000
Miscellaneous	4,000
Total	$72,000

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. BGC Group’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by BGC Group of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability of (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director under Section 174 of the DGCL, (4) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (5) an officer in any action by or in the right of the corporation. BGC Group’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

BGC Group maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of BGC Group, and (2) to BGC Group with respect to payments which may be made by it to such directors and officers pursuant to any indemnification provision contained in its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or otherwise as a matter of law.

Item 16. Exhibits.

The Exhibit Index set forth below is hereby incorporated by reference in response to this Item 16.

EXHIBIT INDEX

The following exhibits are included or incorporated by reference in this registration statement on Form S-3.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to BGC Partners, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)
2.2	Amendment No. 1, dated as of November 5, 2007, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to BGC Partners, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)
2.3	Amendment No. 2, dated as of February 1, 2008, to the Agreement and Plan of Merger, dated as of May 29, 2007, by and among eSpeed, Inc., BGC Partners, Inc., Cantor Fitzgerald, L.P., BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to BGC Partners, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the SEC on February 11, 2008)
2.4*	Separation Agreement, dated as of March 31, 2008, by and among Cantor Fitzgerald, L.P., BGC Partners, LLC, BGC Partners, L.P., BGC Global Holdings, L.P. and BGC Holdings, L.P. (incorporated by reference to Exhibit 2.4 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on April 7, 2008)
2.5*	Purchase Agreement, dated as of April 1, 2013, by and among BGC Partners, Inc., BGC Partners, L.P., The NASDAQ OMX Group, Inc., and for certain limited purposes, Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 8, 2013)
2.6*	Tender Offer Agreement executed by BGC Partners, Inc., BGC Partners, L.P. and GFI Group Inc., dated February 19, 2015 (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on February 25, 2015)
2.7	Stock Purchase Agreement, dated November 15, 2025, by and among GFINet, Inc., GFI TP Holdings Pte Ltd, Intercontinental Exchange, Inc., and, solely for the purposes set forth therein, GFI Group Inc. and BGC Partners, Inc. (incorporated by reference to Exhibit 10.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on November 18, 2015)
2.8*	Agreement and Plan of Merger, dated December 22, 2015, by and among BGC Partners, Inc., JPI Merger Sub 1, Inc., JPI Merger Sub 2, LLC, Jersey Partners Inc., New JP Inc., Michael Gooch and Colin Heffron (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on December 23, 2015)
2.9*	Transaction Agreement, dated as of July 17, 2017, by and among BGC Partners, Inc. BGC Partners, L.P., Cantor Fitzgerald, L.P., Cantor Commercial Real Estate Company, L.P., Cantor Sponsor, L.P., CF Real Estate Finance Holdings, L.P. and CF Real Estate Finance Holdings GP, LLC (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on July 21, 2017)
2.10*	Amended and Restated Separation and Distribution Agreement, dated as of November 23, 2018, by and among Cantor Fitzgerald, L.P., BGC Partners, Inc., BGC Holdings, L.P., BGC Partners, L.P., BGC Global Holdings, L.P., Newmark Group, Inc., Newmark Holdings, L.P. and Newmark Partners, L.P. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed on November 27, 2018)
2.11	Agreement for the Sale and Purchase of the Share Capital of Ed Broking Group Limited and Besso Insurance Group Limited, Dated May 26, 2021, by and Among Tower Bridge (One) Limited, Ardonagh Specialty Holdings 2 Limited, The Ardonagh Group Limited and BGC Partners, Inc. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2021)

Exhibit No.	Description
2.12	Deed of Variation in Respect of the Agreement for the Sale and Purchase of the Share Capital of Ed Broking Group Limited and Besso Insurance Group Limited, dated August 25, 2021, by and among Tower Bridge (One) Limited, Ardonagh Specialty Holdings 2 Limited, The Ardonagh Group Limited and BGC Partners, Inc. (incorporated by reference to Exhibit 2.2 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2021)
2.13	Deed of Variation in Respect of the Agreement for the Sale and Purchase of the Share Capital of Ed Broking Group Limited and Besso Insurance Group Limited, dated October 31, 2021, by and among Tower Bridge (One) Limited, Ardonagh Specialty Holdings 2 Limited, The Ardonagh Group Limited and BGC Partners, Inc. (incorporated by reference to Exhibit 2.3 to BGC Partners, Inc.’s Quarterly Report on Form 10-Q filed with the SEC on November 8, 2021)
2.14**	Corporate Conversion Agreement, dated as of November 15, 2022, by and among BGC Partners, Inc., BGC Group, Inc., BGC Holdings, L.P., BGC GP, LLC, BGC Partners II, Inc., BGC Partners II, LLC, BGC Holdings Merger Sub, LLC and, solely for the purposes of certain provisions therein, Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 2.1 to BGC Partners, Inc.’s Current Report on Form 8-K filed with the SEC on November 16, 2022)
2.15	Amendment to the Corporate Conversion Agreement, dated as of March 29, 2023, by and among BGC Partners, Inc., BGC Group, Inc., BGC Holdings, L.P., BGC GP, LLC, BGC Partners II, Inc., BGC Partners II, LLC, BGC Holdings Merger Sub, LLC and, solely for the purposes of certain provisions therein, Cantor Fitzgerald, L.P. (incorporated by reference to Exhibit 2.15 to BGC Partners, Inc.’s Annual Report on Form 10-K/A filed with the SEC on April 28, 2023)
4.1	Indenture, dated as of October 6, 2023, between BGC Group, Inc. and UMB Bank, N.A., as Trustee (incorporated by reference to Exhibit 4.2 to BGC Group, Inc.’s Current Report on Form 8-K filed with the SEC on October 6, 2023)
4.2	Second Supplemental Indenture, dated as of October 6, 2023, between BGC Group, Inc. and UMB Bank, N.A., as Trustee, with respect to BGC Group, Inc.’s 4.375% Senior Notes due 2025 (incorporated by reference to Exhibit 4.4 to BGC Group, Inc.’s Form 8-K filed with the SEC on October 6, 2023)
4.3	Third Supplemental Indenture, dated as of October 6, 2023, between BGC Group, Inc. and UMB Bank, N.A., as Trustee, with respect to BGC Group, Inc.’s 8.000% Senior Notes due 2028 (incorporated by reference to Exhibit 4.5 to BGC Group, Inc.’s Form 8-K filed with the SEC on October 6, 2023)
4.4	Indenture, dated as of June 10, 2024, between BGC Group, Inc. and Wilmington Trust, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to BGC Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 10, 2024)
4.5	First Supplemental Indenture, dated as of June 10, 2024, between BGC Group, Inc. and Wilmington Trust, National Association, as Trustee, with respect to BGC Group, Inc.’s 6.600% Senior Notes due 2029 (incorporated by reference to Exhibit 4.2 to BGC Group, Inc.’s Current Report on Form 8-K filed with the SEC on June 10, 2024)
4.6	Form of BGC Group, Inc.’s 4.375% Senior Notes due 2025 (included as Exhibit A to Exhibit 4.2)
4.7	Form of BGC Group, Inc.’s 8.000% Senior Notes due 2028 (included as Exhibit A to Exhibit 4.3)
4.8	Form of BGC Group, Inc.’s 6.600% Senior Notes due 2029 (included as Exhibit A to Exhibit 4.5)
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
25.1	Form T-1 Statement of Eligibility, dated as of November 1, 2024, of UMB Bank, N.A. to act as trustee under the Indenture between BGC Group, Inc. and UMB Bank, N.A., as Trustee
25.2

Form T-1 Statement of Eligibility, dated as of November 8, 2024, of Wilmington Trust, National Association to act as trustee under the Indenture between BGC Group, Inc. and Wilmington Trust, National Association, as Trustee

107	Filing Fee Table

*	Certain schedules and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant will supplementally furnish a copy of them to the SEC upon request.

**	Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant will supplementally furnish a copy of them to the SEC upon request.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, BGC Group, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on November 8, 2024.

BGC GROUP, INC.

/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chairman of the Board and Chief Executive Officer

[Signature Page to BGC 2024 Form S-3ASR Market Making Registration Statement]

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Howard W. Lutnick and Jason W. Hauf, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or his, her or their substitute or substitutes, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, BGC Group, Inc., in the capacities indicated on November 8, 2024.

Name and Signature	Title

/s/ Howard W. Lutnick	Chairman of the Board and Chief Executive Officer
Howard W. Lutnick	(Principal Executive Officer)

/s/ Jason W. Hauf	Chief Financial Officer (Principal Financial Officer and
Jason W. Hauf	Principal Accounting Officer)

/s/ William D. Addas	Director
William D. Addas

/s/ Linda A. Bell	Director
Linda A. Bell

/s/ Arthur U. Mbanefo	Director
Arthur U. Mbanefo

/s/ David P. Richards	Director
David P. Richards

[Signature Page to BGC 2024 Form S-3ASR Market Making Registration Statement]